Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-111971), Form S-3 (No. 333-107859), Form S-3 (No. 333-97225), Form S-3 (No. 333-68840), Form S-3 (No. 333-81223), Form S-3 (No. 333-70381), Form S-3 (No. 333-36631), Form S-3 (No. 333-17035), Form S-3 (No. 033-59703), Form S-3 (No. 033-54007), Form S-3 (No. 033-52241), Form S-8 (No. 333-103154), Form S-8 (No. 333-103192), Form S-8 (No. 333-67894), Form S-8 (No. 333-60330), Form S-8 (No. 333-51399), Form S-8 (No. 333-22371), Form S-8 (No. 333-22167), and Form S-8 (No. 033-54429), of M.D.C. Holdings, Inc., and in the related Prospectuses, of our report dated January 8, 2004, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

&/s/ ERNST & YOUNG LLP

February 16, 2004